OFFICE
DEPOT (R)
                                                                    NEWS RELEASE
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CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/public Relations
         561/438-4930
         edunn@officedepot.com


            OFFICE DEPOT NAMES CHARLES BROWN CHIEF FINANCIAL OFFICER

(DELRAY BEACH, FL) OCTOBER 16, 2001 -- OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced that Charles E. Brown, formerly Senior Vice President, Finance & Controller has been promoted to the position of Executive Vice President and Chief Financial Officer.

Mr. Brown, who joined Office Depot in 1998 as Controller, was previously responsible, for the entire finance area, including financial planning and analysis, external reporting, accounting and financial processes. In his newly expanded role as Office Depot's CFO, Mr. Brown will now assume additional responsibilities, including tax, treasury, investor relations and corporate communications.

Bruce Nelson, CEO of Office Depot, said, "I am extremely pleased to announce Charlie's promotion to the position of CFO. Throughout the Company's lengthy and comprehensive external search process, I interviewed many highly qualified candidates, each with strong skills sets and solid financial experience. However, it became increasingly clear to me that Charlie's performance over the past year had placed him at the top of my list of candidates. He has led the Company's efforts in transforming work processes to the Intranet, which has resulted in better business tools and more timely and insightful management information at significantly lower costs. His strong financial background and experience, his disciplined approach to capital spending and his knowledge of Office Depot have made him an invaluable member of our leadership organization. His value to the Company has grown immensely over the past year and all of that makes him the 'right' partner as I continue to develop new ways to grow our Company."

Mr. Brown commented, "I am thrilled with the opportunity to serve as Office Depot's CFO. Bruce and I have developed a strong partnership since his appointment as CEO and we share a common passion for growing shareholder value. I believe we've only scratched the surface of Office Depot's potential as a compelling place to invest."

Before joining Office Depot, Mr. Brown spent two years as SVP, Chief Financial Officer of Denny's, Inc. Prior to his work at Denny's, Mr. Brown spent over two decades at KPMG, PepsiCo and Aramark Corporation, where he held positions of increasing responsibility.

Mr. Brown, age 48, is a graduate of Duke University and a CPA. He is married with two children and lives in Parkland, Florida.

Succeeding Mr. Brown as Senior Vice President, Finance & Controller is James Walker, age 44. For the past three years, Mr. Walker has been Vice President, Stores Finance. In that role, Mr. Walker has provided the financial leadership and oversight for our North America Retail Division. His retailing knowledge and business insights have contributed substantially to the continued performance improvement at Office Depot. He will now assume day-to-day responsibility for the Company's financial planning and analysis, external reporting, and all accounting and financial processes.

ABOUT OFFICE DEPOT
As of September 29, 2001, Office Depot operated 846 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 25 delivery centers, more than 60 local sales offices and eight regional call centers. Furthermore, the Company had operations in 15 countries outside of the United States and Canada, including 28 office supply stores in France and seven in Japan that are owned and operated by the Company; and 101 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries. The Company also operates an award-winning U.S. Office Depot(R) brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates www.officedepot.co.jp in Japan and www.officedepot.fr in France as well as Viking(R) brand Web sites at www.vikingop.com in the United States, www.viking-direct.co.uk in the United Kingdom, www.viking.de in Germany, www.vikingdirect.nl in The Netherlands, www.vikingop.it in Italy, www.vikingop.com.au in Australia, www.vikingop.co.jp in Japan, www.vikingdirect.fr in France and www.vikingdirekt.at in Austria. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.



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